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                                                                       EXHIBIT E

                                ARTICLE EIGHTH

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                            DART GROUP CORPORATION

        EIGHTH. Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer), of the Corporation, to directors, officers, employees or agents of any subsidiary of the Corporation, and to each person serving at the request of the Corporation or any of its subsidiaries as a director, officer, partner, member, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation. The Corporation shall be required to indemnify any person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this ARTICLE EIGHTH. Any amendment or repeal of this ARTICLE EIGHTH shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.